Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110908

Prospectus Supplement No. 1
to Prospectus dated July 1, 2004

TERAFORCE TECHNOLOGY CORPORATION

31,636,607 Shares of Common Stock

     We are supplementing the prospectus dated July 1, 2004, to provide information contained in our:

•	Quarterly Report on Form 10-Q for the second quarter ended June 30, 2004;

•	Current Report on Form 8-K dated July 30, 2004 (without the exhibits thereto); and

•	Current Report on Form 8-K dated August 5, 2004.

     We incorporate by reference herein the exhibits referenced in Item 7(c) of, and filed as exhibits to, our Current Report on Form 8-K dated July 30, 2004.

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 1, 2004, with respect to the 31,636,607 shares of common stock, including any amendments or supplements thereto.

     Investing in the shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the accompanying Prospectus for a discussion of certain factors that you should consider in connection with an investment in the shares of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is August 19, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10 - Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2004

Commission File Number 0-11630

TeraForce Technology Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0471342 (I.R.S. Employer Identification No.)

1240 East Campbell Road, Richardson, Texas (Address of Principal Executive Offices)	75081 (Zip Code)

469-330-4960
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

There were 133,161,052 shares of Common Stock outstanding as of July 31, 2004.

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES

PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(Thousands of dollars, except per share data)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1	$165
Accounts receivable net of allowance of $30 in 2004 and 2003	1,055	1,935
Inventories	1,248	1,595
Prepaid expenses and other current assets	609	537

Total current assets	2,913	4,232
Property and equipment, net	324	378
Investment in affiliate	100	250
Other assets	595	488

	$3,932	$5,348

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of notes payable	$6,707	$700
Accounts payable	1,252	1,495
Deferred revenue	—	1,550
Accrued liabilities	1,434	1,686

Total current liabilities	9,393	5,431
Long-term notes payable	—	5,909
Other long-term liabilities	300	795
Stockholders’ deficit:
Common Stock, $.01 par value; authorized 250,000,000 shares; 133,561,526 and 130,837,186 shares issued in 2004 and 2003, respectively	1,336	1,308
Additional paid-in capital	189,712	189,194
Accumulated deficit	(195,222)	(195,702)

	(4,174)	(5,200)
Less 400,474 shares of common stock in treasury at cost	(1,587)	(1,587)

Total stockholders’ deficit	(5,761)	(6,787)

	$3,932	$5,348

See accompanying notes to consolidated condensed financial statements.

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
		(unaudited)
Net revenues	$2,368	$1,385	$6,975	$2,338
Cost of revenues	1,163	977	2,044	1,657

Gross profit	1,205	408	4,931	681

Expenses:
Engineering and development	518	696	1,019	1,481
Selling and administrative	1,336	1,147	2,639	2,351

	1,854	1,843	3,658	3,832

Operating profit (loss)	(649)	(1,435)	1,273	(3,151)

Other income (expense):
Litigation costs, net of insurance reimbursement	—	(48)	—	(125)
Share of loss and adjustment to carrying value of unconsolidated affiliate	(50)	(152)	(50)	(369)
Interest expense	(400)	(252)	(735)	(368)
Interest income and other	(8)	—	(8)	(65)

	(458)	(452)	(793)	(927)

Net income (loss)	$(1,107)	$(1,887)	$480	$(4,078)

Basic and diluted income (loss) per share	$(.01)	$(.02)	$—	$(.03)

Weighted average number of common shares outstanding (thousands):
Basic	132,775	118,080	131,690	116,575

Diluted	132,775	118,080	159,891	116,575

See accompanying notes to consolidated condensed financial statements.

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Thousands of dollars)

	Six Months Ended June 30,
	2004	2003
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$480	$(4,078)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Utilization of prepaid services	—	167
Depreciation and amortization	111	129
Amortization of deferred financing costs	480	—
Amounts related to unconsolidated affiliate	50	369
Other	(75)	375
Changes in operating assets and liabilities:
Accounts receivable	881	(7)
Inventories	347	336
Deferred revenue	(1,550)	—
Accounts payable and accrued liabilities	(969)	780

Net cash used in operating activities	(245)	(1,929)

Cash flows from investing activities:
Capital expenditures	(45)	(7)
Investment in temporary cash investments	—	457
Proceeds from sale of partial interest in affiliate	100	—
Software development costs	(9)	(83)

Net cash provided by investing activities	46	367

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	997
Proceeds from issuance of common stock	35	511

Net cash provided by financing activities	35	1,508

Net decrease in cash and cash equivalents	(164)	(54)
Cash and cash equivalents, beginning of period	165	55

Cash and cash equivalents, end of period	$1	$1

See accompanying notes to consolidated condensed financial statements.

Basis of Presentation

     The accompanying consolidated financial statements have been prepared by the Company without audit in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.

     The accompanying consolidated financial statements do not include certain footnotes and financial presentations normally required under accounting principles generally accepted in the United States of America and, therefore, should be read in conjunction with the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

     The Company incurred significant operating losses in 2003, 2002 and 2001; however, the amount of these losses decreased in each of those years. These losses were funded with the proceeds from the sale of debt and equity securities, proceeds from borrowings, proceeds from the sale of assets and, in 2002, with proceeds from the settlement of certain litigation.

     The decrease in operating losses is the result of the disposal of certain operations, specifically those related to the telecommunications industry, the reduction of other operating expenses and increases in net revenues from the Company’s defense electronics business. Net revenues from the sale of defense electronic products have increased in each of the last three years. Management expects net revenues to increase further in 2004 and that the Company will generate cash from operating activities during 2004. There can be no assurance, however, that net revenues will increase or will increase to the extent anticipated and that the Company will generate sufficient cash from operating activities.

     Should the Company not generate sufficient cash from operating activities the Company could require additional capital. The Company believes that it will be able to raise additional capital through either the issuance of new equity securities, the incurrence of new debt or the modification of the terms of its existing debt obligations. There can be no assurance that the Company can accomplish these matters, or can do so under acceptable terms. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inventories

     The components of inventories are as follows:

		June 30,	December 31,
		2004	2003
		($ Thousands)
Raw materials		$693	$949
Work in process		180	304
Finished goods		375	342

	Total	$1,248	$1,595

Segment of Business

     The Company currently operates in one business segment, defense electronics and all of the Company’s net revenues have been generated by the defense electronics business.

Income Taxes

     For the six months ended June 30, 2004, the Company’s effective income tax rate differed from the federal statutory rate due to current period tax expense offset by an offsetting decrease in the valuation allowance for the same amount. For the three months ended June 30, 2004 and June 30, 2003 and for the six months ended June 30, 2003, the Company’s effective income tax rate differed from the federal statutory rate due to taxable losses incurred for which no benefit was provided.

Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded only if the current market price of the underlying stock on the date of grant exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. There was no stock based compensation expense recorded for any period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	($ Thousands)
Net income (loss) allocable to common stockholders:
As reported	$(1,107)	$(1,887)	$480	$(4,078)
Additional compensation expense	143	184	275	347

Pro forma	$(1,250)	$(2,071)	$205	$(4,425)
Income (loss) per share:
As reported	$(.01)	$(.02)	$—	$(.03)
Pro Forma	$(.01)	$(.02)	$—	$(.04)

Earnings Per Share

     Basic and diluted earnings or loss per share are the same for the three month periods ended June 30, 2004 and 2003 and for the six months ended June 30, 2003 because all potential common shares were anti-dilutive during those periods. For the six months ended June 30, 2004 approximately 15,000,000 potential common shares are excluded from the calculation of diluted earnings per share because such shares were out of the money.

Notes Payable

     The Company’s $4,200,000 credit facility with Bank One, NA provided for the facility to be reduced by $300,000 by June 30, 2004. During June 2004 the facility was amended to provide for this $300,000 reduction to be made by July 31, 2004. In July 2004 the Company repaid $300,000 and the maximum amount available under the facility was reduced to $3,900,000. Terms of the credit facility provide for a further reduction of $300,000 by December 31, 2004 and for all amounts outstanding to be due on April 30, 2005.

     The note agreement related to the Company’s 12% Convertible Subordinated Notes due June 2005 contains a provision that the Company will have reported net revenues of not less than $15,000,000 for the twelve month period ended June 30, 2004. In July 2004 compliance with this provision was waived by the holders of the notes, as provided for in the note agreement.

     In July 2004 the Company and its wholly-owned subsidiary, DNA Computing Solutions, Inc. (“DCS”) entered into a $575,000 revolving credit facility with FirstCapital Bank. Borrowings under the facility bear interest at prime plus 1% and all amounts outstanding are due January 30, 2006, but may be prepaid at anytime without penalty. The facility is secured by the fixed assets, accounts receivable and inventory of DCS and by limited guarantees provided by a group of private investors, including one of the Company’s directors. As consideration for providing the guarantees the Company has entered into a Reimbursement Agreement with the guarantors. The Reimbursement Agreement provides that the Company will reimburse the guarantors for any amounts that they may be required to reimburse the bank pursuant to the underlying guarantees. Pursuant to the Reimbursement Agreement, the guarantors have the right to purchase up to 3,194,444 shares of the Company’s common stock for $575,000 in cash, the proceeds of which will be used to repay amounts outstanding under the credit agreement and provide for the release of the guarantees. The guarantors have also received warrants to purchase 1,597,222 shares of common stock and may receive warrants for up to an additional 1,597,222 shares of common stock if the Company does not meet certain goals related to outstanding debt. All warrants have an exercise price of $0.21 per share and may be exercised at any time from their issuance through July 31, 2008.

ITEM 2 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDED JUNE 30, 2004

Forward Looking Statements

     The statements in this Quarterly Report on Form 10-Q of TeraForce Technology Corporation (the “Company”) regarding future financial and operating performance and results, and other statements that are not historical facts, are forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use the words “may,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” “designed” or other similar expressions to identify forward-looking statements. You should read statements that contain such words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition, and/or state other “forward-looking” information. These statements also involve risks and uncertainties, including, but not limited to:

•	events, conditions and financial trends that may affect the Company’s future plans and business strategy,

•	results of expectations and estimates as to prospective events, and

•	circumstances about which the Company can give no firm assurance.

     Examples of types of forward-looking statements include statements on future levels of net revenue and cash flow, new product development, strategic plans and financing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Factors that might cause a difference include, but are not limited to:

•	general economic conditions in the markets in which the Company operates;

•	success in the development and market acceptance of new and existing products;

•	dependence on suppliers, third party manufacturers and channels of distribution;

•	customer and product concentration;

•	fluctuations in customer demand;

•	the ability to obtain and maintain access to external sources of capital;

•	the ability to control costs;

•	U. S. Government budget, procurement and contracting trends;

•	overall management of the Company’s expansion; and

•	other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

     We believe it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or that we cannot control. Any forward-looking statement speaks only as of the date the statement was made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date the statement was made. Because it is not possible to predict every new factor that may emerge, forward-looking statements should not be relied upon as a prediction of actual future financial condition or results. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission. Risk factors provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forward-looking statements included in this Quarterly Report on

Form 10-Q. The terms “we,” “our” and “us” and similar terms refer to the Company and its consolidated subsidiaries, not to any individual or group of individuals.

Comparison of Three and Six Months Ended June 30, 2004 to
Three and Six Months Ended June 30, 2003

Net Revenue

     Net revenues, all of which relate to our defense electronics business, were derived from the following sources:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
		($ Thousands)
Product sales and services	$1,918	$1,385	$3,575	$2,338
License fees	450	—	3,400	—

	$2,368	$1,385	$6,975	$2,338

     Product sales increased in the second quarter of 2004 as compared to the second quarter of 2003 and in the first six months of 2004 as compared to the same period in 2003 due to increased shipments of our VQG4 product line and integrated sub-systems. The shipments relate, in large part, to design wins that we had secured in prior periods and which began to move into a production phase beginning in the fourth quarter of 2003. Our customer concentration in the 2004 periods was not materially different from that in 2003. We expect net revenues from product sales to generally increase over the balance of 2004, although there may not be sequential increases in each quarter. This expected increase results from continued shipments related to prior design wins and other design wins we anticipate securing during 2004. Some of the increased shipments, we believe, will be related to our VQCG4 and Eagle I products. We expect the VQCG4 product and certain enhancements to the Eagle I product to be available to customers by the fourth quarter of 2004. We also expect to have a new product family, Nexus, available for customers in the fourth quarter of 2004; however, we do not expect material sales of this product in 2004.

     We believe that general factors in our industry have contributed to the historical increase in our net revenues and that these factors will continue to do so. The demand for products such as ours has been increasing as defense expenditures have increased and, more importantly, as the portion of those expenditures related to defense electronics has increased. We believe that even if overall defense expenditures were to decrease, expenditures related to defense electronics will continue to increase.

     License fees are attributable to our technology licensing and marketing agreement with VISTA Controls, Inc. (“VISTA”). As of June 30, 2004 we had met all of our delivery requirements under the agreement, except for those that are perfunctory. We recognized net revenues related to these license fees in the amount of $2,950,000 in the first quarter of 2004 and $450,000 in the second quarter of 2004. We expect to recognize and receive the remaining $100,000 related to this agreement during the balance of 2004. We received payment of $1,550,000 related to these fees in December 2003, $1,400,000 in April 2004, $450,000 in July 2004 and expect to receive the remaining balance of $100,000 during 2004. We also believe that the agreement with VISTA will have a positive effect on our net revenues through access to new products and access to additional market channels. There is no assurance, however, as to the timing or amount of this effect, if any.

Gross Profit

     Gross profit increased between the second quarters of 2003 and 2004 and in the first six months of 2004 compared to the first six months of 2003 due in part to the license fees recognized in 2004 for which we incurred little incremental cost and also due to increased product sales. Gross profit in the second quarter of 2004, excluding the effect of the license fees, was approximately $755,000, or 39% of product sales and services. In the second quarter of 2003 gross profit was $408,000, or 29% of product sales and services. In the first six months of 2004 gross profit, excluding the effect of the license fees, was approximately $1,531,000, or 43% of product sales. In the first six months of 2003 gross profit was $681,000, or 29% of product sales. As product sales increase, we generally expect gross profit as a percent of those sales to increase due to the effect of fixed costs which are included as cost of revenue. However, this relationship will be effected by the mix of particular products sold during a period.

Engineering and Development Expense

     Engineering and development expenses declined $178,000 in the second quarter of 2004 as compared to the second quarter of 2003 and $462,000 in the first six months of 2004 as compared to the first six months of 2003. The second quarter and first six months of 2003 included approximately $48,000 and $167,000, respectively, in charges related to our engineering services agreement with Flextronics Incorporated that was completed in 2003. The balance of the decrease related primarily to reduced outsourced services. We do not expect engineering and development expense to increase or decrease materially over the balance of 2004.

Selling and Administrative Expense

     Selling and administrative expense increased by $189,000 in the second quarter of 2004 and $288,000 in the first six months of 2004 as compared to the same periods in 2003. These increases relate primarily to increased sales and marketing expenses, particularly increased sales commissions resulting from the increase in net revenues. We generally expect these expenses to increase as net revenues increase in the future. In addition, administrative expenses in the second quarter of 2004 include approximately $115,000 in costs related to our annual stockholders meeting and the related proxy solicitation, which we did not incur in 2003.

Litigation Costs

     Litigation costs in 2003 represent legal fees and expenses related to the shareholder action. During the fourth quarter of 2003 we reached an agreement in principle to settle this matter.

Unconsolidated Affiliate

     In the third quarter of 2003 we adjusted the carrying value of our 22% investment in Intelect Technologies, Inc. (“ITI”) to net realizable value based on an agreement in principle to sell this investment to a third party for $250,000. In June 2004 we determined that it was unlikely that this transaction would be completed and we settled all obligations between ITI and the Company and sold one third of our interest in ITI to the management of ITI for cash payments aggregating $100,000. In June 2004 we adjusted the carrying value of our remaining approximate 15% interest in ITI to $100,000, based on the consideration received for the interest sold, and recorded a charge of $50,000.

Interest Expense

     Interest expense for the second quarter and first six months of 2004 include approximately $279,000 and $480,000, respectively, related to the amortization of the value of warrants issued in connection with various debt transactions and beneficial conversion features related to convertible debt obligations. In the second quarter and first six months of 2003 these non-cash charges amounted to approximately $181,000 and $233,000, respectively. The warrants were valued when they were issued using the Black-Scholes option pricing model.

Liquidity and Capital Resources

     As of June 30, 2004, our working capital deficit was $6,480,000. This includes the effect of notes payable totaling approximately $6,707,000, all of which is due within one year. Notes at June 30, 2004 consist of (i) $4,200,000 related to our guaranteed bank facility, (ii) $2,407,000 related to our 12% convertible subordinated notes, net of unamortized discount and (iii) a $100,000 convertible demand note payable to an officer and director.

     Our $4,200,000 guaranteed bank facility with Bank One, NA provided for the facility to be reduced by $300,000 by June 30, 2004. During June 2004 the facility was amended to provide for this $300,000 reduction to be made by July 31, 2004. In July 2004 we repaid $300,000 under the facility and the maximum amount available under the facility was reduced to $3,900,000. The terms of the facility provide for a further reduction of $300,000 by December 31, 2004 and for all amounts to be due on April 30, 2005.

     As of June 30, 2004 the outstanding principal amount of our 12% convertible subordinated debentures amounted to $2,860,000, including $250,000 held by an officer and a director. These amounts are presented in our unaudited balance sheet net of approximately $453,000 in unamortized discount.

Operating Activities

     Net cash used in operations for the six months ended June 30, 2004 amounted to $245,000. This amount arose primarily from the net income of $480,000 and the effect of non-cash charges related to depreciation and amortization, offset by the reduction in deferred revenue of $1,550,000 related to license fees from VISTA. We expect to produce cash flow from operating activities in 2004; however, we may not do so in every quarter.

Investing Activities

     For the six months ended June 30, 2004, investing activities provided cash in the amount of $46,000. This resulted from the proceeds of the sale of a partial interest in ITI, offset by capital expenditures, primarily for computer equipment. We expect capital expenditures to remain near this level for the balance of 2004.

Financing Activities

     In the six months ended June 30, 2004 financing activities produced $35,000 in cash as a result of the exercise of warrants and options to purchase our common stock. During the balance of 2004 we may generate cash flow from the issuance of debt or equity securities or from the proceeds of credit facilities.

Liquidity Outlook

     Since the third quarter of 2003 our net cash used in operating activities has aggregated approximately $116,000. This is a significant decline from prior periods, due in part to the receipt of license fees from VISTA. We expect to generate cash flow from operating activities during the balance of 2004 and for the next 12 months. We expect that increases in net revenues from product shipments and services will contribute to our ability to generate positive cash flow from operating activities and over the next 12 months.

     The timing of expected product shipments is difficult to predict with accuracy. Accordingly, from time to time we may require additional working capital in order to offset the effect of potential delays of product shipments. Therefore, in July 2004 we entered into a $575,000 revolving credit facility to provide additional working capital.

     We have approximately $6,760,000 in notes payable that are due within the next twelve months. Of this amount, $2,860,000 relates to our 12% convertible subordinated notes that are convertible into our common stock at a rate that is below recent market prices. The balance of the notes payable relates to our guaranteed bank facility that has an outstanding balance of $3,900,000 as of July 31, 2004. To the extent that these obligations are not converted into common stock and to the extent that cash flow provided from operations is not sufficient to satisfy these obligations, we believe that we will be able to refinance or restructure the obligations.

     While we believe we will have adequate liquidity to operate our business, our estimate of capital needs is subject to a number of risks and uncertainties that could result in additional capital needs that we have not anticipated. An important aspect of our estimated capital requirements is our ability to continue to generate positive cash flow from operations. Our ability to generate cash flow from operations is dependent upon our ability to increase revenues from our defense electronics business, to generate adequate gross profit from those sales and to control other costs and expenses. Our capital needs could increase materially if any of our contingent liabilities are resolved adversely to the Company. In addition, we could require additional working capital if the defense electronics business increases more rapidly than we currently anticipate.

     Should we need additional capital over the next months we believe that we will be able to secure it. Likely sources of additional capital include the sale of additional debt or equity securities. A sale of additional securities could result in dilution to existing common stockholders. There is no assurance that additional capital will be available under terms that are acceptable to us.

Contingent Liabilities

     As discussed in “ITEM 3 – Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2003, we are exposed to certain contingent liabilities which, if resolved adversely to us, would adversely affect our liquidity, results of operations, and/or financial position. There were no material changes to these matters in the first six months of 2004.

ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We have outstanding debt at June 30, 2004 amounting to approximately $4,200,000 that bears interest at a variable interest rate and subjects us to interest rate risk. This interest is based on widely used reference interest rates known as prime and LIBOR. For example, an increase of 50 basis points in these rates would result in an increase in our annual interest expense of approximately $21,000.

ITEM 4 – CONTROLS AND PROCEDURES

     The term “disclosure controls and procedures” is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, or the Exchange Act. This term refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission. Our management, including our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this quarterly report. Based upon that evaluation, our Chief

Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of the end of the period covered by this quarterly report.

     There were no changes to our internal control over financial reporting during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 2 – CHANGES IN SECURITIES, USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES

     During the second quarter of 2004, certain holders of our 12% convertible subordinated notes elected to convert those notes into common stock. Notes with a principal amount of $270,000 and accrued interest in the amount of approximately $22,000 were converted, resulting in the issuance of 1,824,205 shares of common stock. The shares of common stock issued upon conversion of the notes constituted exempt securities under Section 3(a)(9) of the Securities Act of 1933, as amended.

     During the second quarter of 2004 warrants for the purchase of 480,000 shares of common stock were exercised, resulting in net proceeds to us of approximately $57,000. These proceeds were used for working capital. The issuance of the common stock was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

     In July 2004 the Company and its wholly-owned subsidiary, DNA Computing Solutions, Inc., entered into a $575,000 revolving credit facility with FirstCapital Bank. The facility is secured, in part, by limited guarantees provided by a group of investors, including one of our directors. As consideration for providing the guarantees, we entered into a Reimbursement Agreement with the guarantors. Pursuant to the Reimbursement Agreement, the guarantors have the right to purchase up to 3,194,444 shares of our common stock for $575,000 in cash. The guarantors have also received warrants to purchase 1,597,222 shares of our common stock and may received warrants to purchase up to an additional 1,597,222 shares of common stock if we do not meet certain goals related to outstanding debt. All warrants have an exercise price of $0.21 per share and may be exercised at any time from their issuance through July 31, 2008. The issuance of the rights to purchase common stock and the warrants are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 4 – SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On May 19, 2004 we held our annual meeting of stockholders. Matters submitted to a vote of our stockholders at that meeting were (1) the election of four directors of the Company, (2) a proposal to increase the number of shares reserved for issuance under our Amended and Restated Stock Incentive Plan, (3) a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of our common stock authorized for issuance from 200,000,000 to 250,000,000, and (4) a proposal to ratify the selection of Grant Thornton LLP as our independent certified public accountants for 2004. All of the matters were approved.

     The results of the votes were as follows:

			Votes
	Votes For	Votes Against	Withheld	Abstentions	Broker Nonvotes
Election of directors (Item 1):
Prinz Anton von Liechtenstein	114,972,733	1,536,402	25,693,132	—	—
Robert E. Garrison II	114,013,193	1,495,942	25,693,132	—	—
Herman M. Frietsch	114,920,506	1,588,629	25,693,132	—	—
David H. Yedwab	114,012,983	1,496,152	25,693,132	—	—
Amended and Restated Stock Incentive Plan (Item 2)	27,207,454	24,430,405	25,693,132	225,039	63,807,586
Amend Amended and Restated Certificate of Incorporation (Item 3)	92,644,940	22,538,603	25,693,132	323,092	—
Ratify appointment of certified public accountants (Item 4)	114,755,991	526,274	25,693,132	224,170	—

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

     A. Listed below are all Exhibits filed as part of this report.

Exhibit	Description of Exhibit
31.1	Certificate of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certificate of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

     B. The Company has not filed any report on Form 8-K during the period covered by this Report, except as follows:

     On May 4, 2004 we furnished information under Item 9 of Form 8-K.

     On May 11, 2004, we furnished information under Item 12 of Form 8-K.

     On June 14, 2004 we filed a report on Form 8-K/A, amending the Form 8-K filed on November 24, 2003 and filing exhibits under Item 7.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERAFORCE TECHNOLOGY CORPORATION
(Registrant)

Date:	August 6, 2004	/s/ ROBERT P. CAPPS

Robert P. Capps
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:	August 6, 2004	/s/ HERMAN M. FRIETSCH

Herman M. Frietsch
Chief Executive Officer and Director
(Principal Executive Officer)

Exhibit 31.1

302 CERTIFICATION

I, Herman M. Frietsch, certify that:

(1)	I have reviewed this quarterly report on Form 10-Q of TeraForce Technology Corporation;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 6, 2004

/s/ HERMAN M. FRIETSCH

Herman M. Frietsch
Chief Executive Officer

Exhibit 31.2

302 CERTIFICATION

I, Robert P. Capps, certify that:

(1)	I have reviewed this quarterly report on Form 10-Q of TeraForce Technology Corporation;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 6, 2004

/s/ ROBERT P. CAPPS

Robert P. Capps
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code), each of the undersigned officers of TeraForce Technology Corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:

     The Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (the “Form 10-Q”) of the Company fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company as of, and for, the periods presented in the Form 10-Q.

August 6, 2004	/s/ Herman M. Frietsch

Herman M. Frietsch
Chief Executive Officer

August 6, 2004	/s/ Robert P. Capps

Robert P. Capps
Chief Financial Officer

The foregoing certification is being furnished as an exhibit to the Form 10-Q pursuant to Item 601(b)(32) of Regulation S-K and Section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of Section 1350, Chapter 63 of Title 18, United States Code) and, accordingly, is not being filed as part of the Form 10-Q for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filings of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2004

TeraForce Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-11630	76-0471342

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1240 East Campbell Road, Richardson, Texas	75081

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 330-4960

Item 5. Other Events.

On July 30, 2004 our wholly-owned subsidiary, DNA Computing Solutions, Inc. (“DCS”), entered into a Loan Agreement with FirstCapital Bank (the “Loan”) whereby it can borrow up to $575,000 on a revolving basis. The Loan is secured by the fixed assets, accounts receivable and inventory of DCS and by limited guarantees provided by a group of private investors, including one of our directors. The advances under the Loan bear interest, payable monthly, at prime plus 1%. All amounts outstanding under the Loan are due January 30, 2006 but may be repaid at any time without penalty.

As consideration for providing the guarantees that secure the Loan we have entered into a Reimbursement Agreement dated July 27, 2004 with the guarantors. Pursuant to the Reimbursement Agreement and related agreements, the investors have the right to purchase up to 3,194,444 shares of our common stock for $575,000 in cash, the proceed of which will be use repay amounts outstanding under the Loan and provide for the release of the guarantees. In addition, the investors have received warrants to purchase an aggregate of 1,597,222 shares of our common stock at a price of $0.21 per share. We also have agreed to issue additional warrants for the purchase of up to 1,597,222 shares of commons stock to the investors, should we not meet certain financial objectives related to levels of outstanding debt. The warrants may be exercised at any time through July 31, 2008.

The Company has entered into registration rights agreements with each of these investors, and has agreed to file a registration statement registering the 3,194,444 shares of common stock that may be purchased by the investors upon repayment of the Note and the up to 3,194,444 shares of common stock to be issued upon the exercise of the warrants. The registration statement is to be filed no later than December 31, 2004.

These statements in “Other Events” regarding our future financial performance and results, and other statements that are not historical facts, are forward-looking statements as defined in Section 27A of the Securities Act of 1933. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget,” or other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of our financial condition, and/or state other “forward-looking” information. Events may occur in the future that we are unable to accurately predict, or over which we have no control. If one or more of these uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forward-looking statements included in this Form 8-K.

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Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Business to Be Acquired: N/A

     (b) Pro Forma Financial Information: N/A

     (c) Exhibits:

Exhibit	Description of Exhibit
4.1	Reimbursement Agreement

4.2	Form of Warrant

4.3	Form of Registration Rights Agreement

10.1	Loan Agreement dated July 30, 2004

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeraForce Technology Corporation

(Registrant)

Date: August 2, 2004	By:	/s/ Herman M. Frietsch

(Signature)
Herman M. Frietsch
Chairman of the Board and CEO

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2004

TeraForce Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-11630	76-0471342

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1240 East Campbell Road, Richardson, Texas	75081

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 330-4960

Item 12. Results of Operations and Financial Condition.

     On August 5, 2004 the Company issued a press release concerning its results of operations for the quarter ended June 30, 2004 and providing information regarding a conference call to be held at 2:00 CDT on August 5, 2004 to discuss these results.

     The text of this release is as follows:

TeraForce Reports
Second Quarter 2004 Results

Product Sales Up 38%

Contact:	Patty Dickerson, Investor Relations - 469-330-4969 pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (August 5, 2004) – TeraForce Technology Corporation (OTCBB: TERA) today announced financial results for the second quarter ended June 30, 2004.

Financial Results

Net revenues in the second quarter of 2004 amounted to $2,368,000 versus $1,385,000 in the second quarter of 2003. Operating loss for the three months ended June 30, 2004 amounted to $649,000 versus an operating loss of $1,435,000 in the same period of 2003. Results for the second quarter of 2004 reflect product shipments of $1,918,000 and license fees of $450,000, compared to product shipments of $1,385,000 and no license fees in the second quarter of 2003.

For the first six months of 2004 net revenues amounted to $6,975,000 and operating profit totaled $1,273,000. This compares with net revenues of $2,338,000 and an operating loss of $3,151,000 in the first six months of 2003. The results for the first six months of 2004 reflect product shipments of $3,575,000 and license fees of $3,400,000.

Engineering and development expenses in the second quarter of 2004 were $518,000 as compared to $696,000 in the second quarter of 2003, reflecting the completion of various outsourced tasks last year. Selling and administrative expenses increased to $1,336,000 in the second quarter of 2004 versus $1,147,000 in the second quarter last year. The increase is due primarily to increased sales commissions associated with higher product shipments.

Herman Frietsch, chairman and chief executive officer of TeraForce Technology Corporation commented, “Second quarter revenue growth is on track with our expectations. These results also show continuing progress in building a sustainable level of revenues that will produce ongoing operating profits. Our relationship with Curtiss-Wright Corporation again contributed significantly to our financial results in the quarter. We anticipate further progress and contribution from this relationship as we begin shipping our jointly developed products.

“We expect continuing revenue growth based upon a number of factors. These include increasing orders from programs in which we have previously secured design wins, orders to be generated from recent

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design wins, such as the UAV program we recently announced, the potential of orders from additional design wins we are currently pursuing, and the program applications we anticipate for our new products. While we feel confident about this range of opportunities, we are not able to predict the timing or magnitude of specific orders or the impact on quarter to quarter net revenues and operating results.”

Conference Call Scheduled

The Company will also host a management conference call Thursday, August 5, 2004 at 2:00 p.m. Central Daylight Time, to review the matters discussed in this release. Shareholders and investors interested in attending the conference call should dial 904-779-4670 ten minutes prior to the call and enter reservation code 25462617. A live webcast of the conference call will also be available on the TeraForce website at http://www.teraforcetechnology.com/ and click on “Investor Relations.”

A replay of the conference call will be available later that day from 5:30 p.m. Eastern Daylight Time through 5:30 p.m. Eastern Daylight Time on September 5, 2004. To access the playback, please call 402-220-2491. The reservation code for the replay is 25462617. A replay will be available online through the TeraForce website at http://www.teraforcetechnology.com/ and click on “Investor Relations.”

About TeraForce Technology Corporation

Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. TeraForce’s primary operating unit is DNA Computing Solutions, Inc.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the Company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company’s expansion; and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

2

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(Thousands of dollars, except per share data)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1	$165
Accounts receivable net of allowance of $30 in 2004 and 2003	1,055	1,935
Inventories	1,248	1,595
Prepaid expenses and other current assets	609	537

Total current assets	2,913	4,232
Property and equipment, net	324	378
Investment in affiliate	100	250
Other assets	595	488

	$3,932	$5,348

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of notes payable	$6,707	$700
Accounts payable	1,252	1,495
Deferred revenue	—	1,550
Accrued liabilities	1,434	1,686

Total current liabilities	9,393	5,431
Long-term notes payable	—	5,909
Other long-term liabilities	300	795
Stockholders’ deficit:
Common Stock, $.01 par value; authorized 250,000,000 shares; 133,561,526 and 130,837,186 shares issued in 2004 and 2003, respectively	1,336	1,308
Additional paid-in capital	189,712	189,194
Accumulated deficit	(195,222)	(195,702)

	(4,174)	(5,200)
Less 400,474 shares of common stock in treasury at cost	(1,587)	(1,587)

Total stockholders’ deficit	(5,761)	(6,787)

	$3,932	$5,348

3

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
		(unaudited)
Net revenues	$2,368	$1,385	$6,975	$2,338
Cost of revenues	1,163	977	2,044	1,657

Gross profit	1,205	408	4,931	681

Expenses:
Engineering and development	518	696	1,019	1,481
Selling and administrative	1,336	1,147	2,639	2,351

	1,854	1,843	3,658	3,832

Operating profit (loss)	(649)	(1,435)	1,273	(3,151)

Other income (expense):
Litigation costs, net of insurance reimbursement	—	(48)	—	(125)
Share of loss and adjustment to carrying value of unconsolidated affiliate	(50)	(152)	(50)	(369)
Interest expense	(400)	(252)	(735)	(368)
Interest income and other	(8)	—	(8)	(65)

	(458)	(452)	(793)	(927)

Net income (loss)	$(1,107)	$(1,887)	$480	$(4,078)

Basic and diluted income (loss) per share	$(.01)	$(.02)	$—	$(.03)

Weighted average number of common shares outstanding (thousands):
Basic	132,775	118,080	131,690	116,575

Diluted	132,775	118,080	159,891	116,575

4

TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Thousands of dollars)

	Six Months Ended June 30,
	2004	2003
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$480	$(4,078)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Utilization of prepaid services	—	167
Depreciation and amortization	111	129
Amortization of deferred financing costs	480	—
Amounts related to unconsolidated affiliate	50	369
Other	(75)	375
Changes in operating assets and liabilities:
Accounts receivable	881	(7)
Inventories	347	336
Deferred revenue	(1,550)	—
Accounts payable and accrued liabilities	(969)	780

Net cash used in operating activities	(245)	(1,929)

Cash flows from investing activities:
Capital expenditures	(45)	(7)
Investment in temporary cash investments	—	457
Proceeds from sale of partial interest in affiliate	100	—
Software development costs	(9)	(83)

Net cash provided by investing activities	46	367

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	997
Proceeds from issuance of common stock	35	511

Net cash provided by financing activities	35	1,508

Net decrease in cash and cash equivalents	(164)	(54)
Cash and cash equivalents, beginning of period	165	55

Cash and cash equivalents, end of period	$1	$1

5

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeraForce Technology Corporation

(Registrant)

Date: August 2, 2004	By:	/s/ Herman M. Frietsch

(Signature)
Herman M. Frietsch
Chairman of the Board and CEO

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